                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CITIZENS UTILITIES COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO]CITIZENS
                                                Administrative Offices
                                            High Ridge Park, Stamford, CT 06905
                                                                 (203) 614-5600

-------------------------------------------------------------------------------
                                                                 March 24, 1998

Dear Fellow Stockholder:

  I am pleased to invite you to attend the 1998 Annual Meeting of the Stockholders of Citizens Utilities Company which will be held at the Heathman Lodge, Vancouver, Washington, on Thursday, May 21, 1998 at 10:00 a.m., Pacific Time.

  At last year's Annual Meeting, about 83 percent of Citizens' outstanding shares were represented. We hope that the percentage will be even higher at the forthcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

  Attendance at the Annual Meeting will be limited to employees and to stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by admission card only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement. An admission card will be mailed to you about two weeks before the meeting. If your shares are held through an intermediary such as a bank or broker, you should request an admission card by writing to Shareholder Services, Citizens Utilities Company, High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.

  We look forward to seeing and meeting with you at the annual meeting.

                                       Cordially,

                                   /s/ Leonard Tow

                                       Leonard Tow
                                       Chairman and Chief Executive Officer

                                                              [LOGO]
                                                      Printed on recycled paper

[LOGO]CITIZENS
                                                   Administrative Offices
                                            High Ridge Park, Stamford, CT 06905
                                                      (203) 329-8800

-------------------------------------------------------------------------------
                                                                 March 24, 1998

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of
CITIZENS UTILITIES COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Utilities Company will be held at the Heathman Lodge, Vancouver, Washington, on May 21, 1998 at 10:00 am., Pacific Time, for the following purposes:

    1. To elect directors;

    2. To approve an amendment to the Restated Certificate of Incorporation of the Company to eliminate reference to the two series capitalization and to provide for a single series of common stock;

    3. To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the office of the Company, High Ridge Park, Stamford, CT and at the site of the meeting on the meeting date.

                                       By Order of the Board of Directors


                                       Charles J. Weiss
                                       Secretary

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Utilities Company (the "Company") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing notice. The mailing address of the administrative offices of the Company is High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 1998.

  Directors will be elected by a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote at the meeting. Approval of the amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Abstentions will have the effect of a negative vote with respect to the election of directors and the amendment to the Restated Certificate of Incorporation of the Company. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Pursuant to such rules, brokers not receiving instructions are entitled to vote on both the election of directors and the amendment to the Restated Certificate of Incorporation of the Company. Under applicable Delaware law, a broker non-vote would not have the same effect as an abstention or a vote against the outcome of the election of directors or the amendment to the Restated Certificate of Incorporation of the Company. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and for approval of the amendment to the Restated Certificate of Incorporation of the Company. Stockholders who execute proxies may revoke them at any time before they are voted.

  The Company had outstanding 251,062,986 shares of Common Stock each of which is entitled to one vote at the annual meeting by stockholders of record at the close of business on March 23, 1998.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  No person or "group" of persons is known by the Company to own as much as 5% of the Common Stock of the Company.

  The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 1998 by each director of the Company, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and the current directors and all executive officers of the Company as a group. Ownership by certain of the directors includes ownership in a family trust or family partnership.

                                                   Common                Acquirable     Percentage
                                                   Stock                   Within       Of Common
                                                 Owned (1)               60 Days (2)    Stock (3)
                                                 ----------              -----------    ----------
  Name                  Position
  ----                  --------
Norman I. Botwinik      Director                     71,272(4)               48,080           *
Daryl A. Ferguson       President                   413,152(5)              374,392           *
Aaron I. Fleischman     Director                     85,319                  50,681           *
James C. Goodale        Director                     27,199                  15,162           *
Stanley Harfenist       Director                     64,228                  50,681           *
Andrew N. Heine         Director                     50,808                  50,653           *
J. Michael Love         Vice President               98,713(6)               86,137           *
L. Russell Mitten       Vice President               92,968                  74,654           *
John L. Schroeder       Director                     56,117                  50,681           *
David B. Sharkey        President                    22,357(5)               21,375           *
                        Electric Lightwave, Inc.
Robert Siff             Director                     50,406                  44,407           *
Ronald E. Spears        Former Vice President        36,392                  24,754
Robert A. Stanger       Director                     53,418                  50,681           *
Charles H. Symington,
 Jr.                    Director                     43,446                  37,836
Edwin Tornberg          Director                     16,768(7)                7,982           *
Claire L. Tow           Director                  8,835,506(5,8,9,10,11)  2,964,809(10)
Leonard Tow             Chairman and CEO          8,835,506(5,8,9,10,11)  2,964,809(11)    3.45%
All Executive Officers                           10,362,237                                4.05%
 and Directors as a
 group (12)

--------
 * Represents less than 1% of the Company's outstanding Common Stock.

(1) Pursuant to rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 1998 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 28, 1998 or within 60 days thereafter under the Company's stock option plans.

(3) Based on number of shares outstanding at, or acquirable within 60 days of, February 28, 1998.

(4) Includes 11,155 shares of Common Stock owned by Mr. Botwinik's wife. Mr. Botwinik disclaims beneficial ownership of such shares.

(5) Leonard Tow, Daryl Ferguson and David Sharkey also own 150,000, 125,000 and 135,000 shares of Class A Common Stock of the Company's subsidiary, Electric Lightwave, Inc., respectively. A portion of these shares are restricted performance shares and are referred to in the "Long-Term Incentive Plans--Awards in 1997" table below. These restricted/performance shares require Electric Lightwave, Inc. stockholder approval at that company's 1998 Annual Meeting to become effective. Percentages of total ownership of Electric Lightwave, Inc. Class A Common Stock for Leonard Tow, Daryl Ferguson and David Sharkey, respectively, are 1.8%, 1.5% and 1.6%. Claire Tow disclaims beneficial ownership of such shares owned by Leonard Tow.

(6) Includes 341 shares of Common Stock owned by Mr. Love's wife. Mr. Love disclaims beneficial ownership of such shares.

 (7) Includes 635 shares of Common Stock owned by Mr. Tornberg's wife. Mr. Tornberg disclaims beneficial ownership of such shares.

 (8) Includes 4,510,545 shares of Common Stock owned by Century Investors Inc., a wholly owned subsidiary of Century Communications Corp., of which Leonard Tow is Chairman of the Board, Chief Executive Officer and a Director and Claire Tow is Senior Vice President and a Director. Claire Tow is the wife of Leonard Tow. These shares of Common Stock are included in the above table for Leonard Tow and Claire Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. By reason of the definition of beneficial ownership, Leonard Tow and Claire Tow are deemed to have an approximate 91% voting interest in the common stock of Century Communications Corp. and therefore each Leonard Tow and Claire Tow is deemed to have an indirect beneficial interest in such 4,510,545 shares of Common Stock of the Company. Except to the extent of such indirect interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of Common Stock of the Company. Citizens owns 2.98% of the Class A common stock of Century Communications Corp.

 (9) Includes 18,063 shares of Common Stock held by Claire Tow as custodian for her minor grandchildren; 1,260,080 shares of Common Stock owned by her husband, Leonard Tow; and 1980 shares of Common Stock held in an individual retirement account for the benefit of her husband, Leonard Tow. Claire Tow disclaims beneficial ownership of all such shares.

(10) Includes 42,625 shares of Common Stock acquirable by Leonard Tow within 60 days. Claire Tow disclaims beneficial ownership of said shares.

(11) Includes 50,651 shares of Common Stock acquirable by Claire Tow within 60 days. Leonard Tow disclaims beneficial ownership of said shares.

(12) Share information is qualified as described in the previous footnotes. Shares shown for Ronald E. Spears are based on upon information contained in Company records.

                             ELECTION OF DIRECTORS

  At the meeting, 12 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. Directors will be elected by a majority of the votes of the holders of shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished by them to the Company. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees.

 Norman I. Botwinik  President, Botwinik Brothers, Inc., machine tool   Director Since 1968
                     sales, 1957-1983; Director,
                     Executive Re, Inc. 1990-
                     1993; and Director Emeritus, Board of Governors,
                     University of New Haven. Age 82.
 Aaron I. Fleischman Senior Partner of Fleischman and Walsh, L.L.P.,    Director Since 1989
                     a Washington, DC law firm
                     specializing in regulatory, corporate-securities
                     and litigation matters for
                     telecommunications, regulated utility and
                     transportation companies, since 1976.
                     Director, Southern Union Company. Age 59.
 James C. Goodale    Lawyer, Debevoise & Plimpton, a New York City      Director Since 1996
                     law firm. Of Counsel, 1994 to 1996; Partner,
                     1980-1994. Vice Chairman and General Counsel,
                     New York Times, 1967-1980. Producer and Host of
                     The Telecommunications and Information
                     Revolution, Channel 25, New York City, 1995 to
                     present. Age 64.
 Stanley Harfenist   President and Chief Executive Officer of Adesso,   Director Since 1992
                     Inc., manufacturer of hardware for the Macintosh
                     computer, 1993 to present; President, Chief
                     Operating Officer and Director of Players
                     International, Inc.,1985 to 1993;Officer, Sega
                     Enterprises, 1982 to 1984; and Officer,
                     Knickerbocker Toy Company, Inc., 1978 to
                     1982. Director of Electric Lightwave, Inc. Age
                     66.

 Andrew N. Heine           Of Counsel, Gordon Altman Butowsky Weitzen Shalov &       Director Since 1975
                           Wein, September 1995 to
                           present; practicing attorney/investor, 1989 to present;
                           Of Counsel, Curtis Mallet-
                           Prevost, Colt & Mosle, October 1987 to 1989;
                           Director, The Olsten Corporation and FPA Group. Age 69.
 John L. Schroeder         Director, Dean Witter Funds, 1994 to present; Executive   Director Since 1980
                           Vice President and Chief Investment Officer, The Home
                           Insurance Company, 1991 to 1995; Chairman of the Board
                           and Chief Investment Officer, Axe-Houghton Management,
                           Inc., and Axe- Houghton Funds, 1983 to 1990; President
                           and Director, USF&G Investment Management Group, Inc.,
                           1990 to 1991. Age 68.
 Robert D. Siff            Consultant, Regional Banks, 1987 to present; Director,    Director Since 1989
                           Century Communications Corp., 1987 to 1997. Age 73.
 Robert A. Stanger         Chairman, Robert A. Stanger & Company, investment         Director Since 1992
                           banking and consulting services, 1978 to present.
                           Publisher, The Stanger Report. Director, Callon
                           Petroleum Company, Inc., exploration and production of
                           oil and natural gas. Director, Electric Lightwave, Inc.
                           Age 59.
 Charles H. Symington, Jr. Director, 3i Corporation, an investment company;          Director Since 1995
                           Director, INA Life Insurance of New York, a subsidiary
                           of CIGNA; Director, NASDAQ Stock Market Education
                           Foundation; and until 1997 Director, S.G. Warburg &
                           Co., Inc., an investment bank, and Director, Camping
                           World, Inc. Age 67.
 Edwin Tornberg            President and Director, Edwin Tornberg & Company,         Director Since 1992
                           brokers, management consultants and appraisers serving
                           the communications industry, 1957 to present. President
                           and Director, Radio 780, Inc. (Washington, DC), 1977 to
                           present. Vice President and Director, Radio One Five
                           Hundred, Inc. (Indianapolis, Ind.), 1959 to present.
                           Chairman and Director, New World Radio Inc.
                           (Washington, DC), 1992 to present. Chairman, Treasurer
                           and Director, Global Radio, LLC. (Philadelphia, PA),
                           1997 to present. Age 72.
 Claire L. Tow             Senior Vice President since 1992 and Vice President and   Director Since 1993
                           Director since 1988 of Century Communications Corp., a
                           cable television company. Age 67.
 Leonard Tow               Chairman and Chief Executive Officer, Citizens            Director Since 1989
                           Utilities Company, 1990 to present; Chief Financial
                           Officer, 1991 to 1997. Chief Executive Officer and
                           Director of Century Communications Corp., a cable
                           television company, since its organization in 1973 to
                           present, Chairman of the Board since 1989 and Chief
                           Financial Officer, 1973 to 1996. Chairman of the Board,
                           Electric Lightwave, Inc., Director, Hungarian Telephone
                           and Cable Corp. Director, United States Telephone
                           Association, Age 69.

  The Board of Directors held 11 meetings in 1997. All directors attended at least 75% of Board and appropriate committee meetings.

COMMITTEES OF THE BOARD

  The Board has standing Executive, Audit, Compensation, Nominating and Retirement Plan Committees. The following special committees are currently functioning: Diversity in the Workforce, Investor Relations, Marketing and Development and Strategic Planning.

  EXECUTIVE COMMITTEE. The Executive Committee is composed of Dr. Tow as Chair and Messrs. Harfenist, Fleischman and Schroeder. In 1997 the Committee did not meet. During intervals between meetings of the Board, the Executive Committee has the power and authority of the Board over the management of the business affairs and property of the Company, except for powers specifically reserved by Delaware law or by the Company's Restated Certificate of Incorporation.

  AUDIT COMMITTEE. The Audit Committee is composed of Mr. Heine as Chair and Messrs. Goodale, Schroeder, Siff and Stanger. The Committee met 4 times in 1997. The Committee's functions are to review the arrangements for and scope of the independent accountants' audit, as well as to review the adequacy of the system of internal accounting controls and recommend improvements thereto. The Committee discusses and reviews, with management and the independent accountants, the Company's draft annual report on Form 10-K and other major accounting, reporting and audit matters. The Committee also has oversight over the Company's Internal Audit Department.

  COMPENSATION COMMITTEE. The Compensation Committee is composed of Mr. Stanger as Chair and Messrs. Harfenist, Symington and Tornberg. The Committee met 9 times in 1997. The Committee reviews the Company's general compensation strategies, acts as the Committee for Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Employee Stock Purchase Plan and the Non-Employee Directors Deferred Fee Equity Plan and establishes and reviews compensation for the Chief Executive Officer and other executive officers of the Company.

  NOMINATING COMMITTEE. The Nominating Committee is chaired by Mr. Harfenist, and Messrs. Botwinik and Tornberg are its other members. The Committee recommended election of the current directors to the Board in 1997. The Committee's function is to recommend candidates for election to the Board of Directors. The Nominating Committee will entertain suggestions for nominees from stockholders, which should be made in writing, addressed to Mr. Harfenist, c/o the Company, on or before the date specified under "Stockholder Proposals" and include a description of the qualifications of the suggested nominee and any information concerning the suggested nominee and his or her interests, direct or indirect, by securities holdings or otherwise, in the Company, called for by the regulations of the Securities and Exchange Commission.

  RETIREMENT PLAN COMMITTEE. The Retirement Plan Committee is composed of Mr. Schroeder as Chair and Mrs. Tow and Messrs. Botwinik, Symington and Tornberg. The Committee oversees the retirement plans of the Company. The Committee met 3 times in 1997.

  SPECIAL COMMITTEES. Special committees of the Board have been established to focus on issues of current importance to the Company where it is believed that the Board of Directors should have involvement in and oversight of processes. The Diversity in the Work Force Committee is chaired by Claire Tow and its other member is Mr. Harfenist. The Investor Relations Committee is chaired by Mr. Harfenist and its other members are Messrs. Fleischman, Goodale, Stanger and Symington. The Marketing and Development Committee is chaired by Mr. Harfenist and Mr. Tornberg is the other member. The Strategic Planning Committee is chaired by Mr. Goodale and its other members are Messrs. Harfenist, Heine, Schroeder and Stanger.

                            DIRECTORS' COMPENSATION

  Each non-employee Director is entitled to a $20,000 annual retainer and fee of $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically. Committee chairs of the Audit and Compensation Committees are paid a fee of $4,000, chairs of the other committees a fee of $2,000, and committee members $1,000 for each meeting attended. All such fees are payable in cash and eligible for deferral until termination of service. Directors fees are also payable in stock options or stock plan units acquired under the Non-Employee Directors Deferred Fee Equity Plan. Deferred cash amounts are credited with an interest component. Directors also receive an annual stock option award which is currently fixed at 5,000 shares. Directors who have completed five years of service become participants in the Directors' Retirement Plan. At termination of service, a participant receives benefits for a term of years following the termination of directorship equal to the sum of 50% of average compensation as a Director for the three most highly compensated years plus 2.5% of such average compensation for each year of service in excess of ten years, but not in excess of twenty years. Generally, the annual benefit will be payable over a period of years equal to a participant's years of service or may be paid in a discounted lump sum at the participant's election. Each director of Electric Lightwave, Inc. ("ELI"), a subsidiary of the Company, who is not an employee of either the Company or ELI is entitled to receive an annual retainer of $20,000, payable in shares of Class A Common Stock of ELI and cash, an additional $1,000 plus reasonable expenses for attending each meeting of the ELI Board of Directors, or committee meeting, $2,000 for each meeting which such director serves as chairman and an annual grant of options for 7,500 shares of Class A Common Stock of ELI, exercisable at an exercise price per share equal to the market price of the Class A Common Stock on January 27, 1998 or, for later years, on the first trading day of each year. At this time, Messrs. Stanger and Harfenist are non-employee directors of both the Company and ELI. In connection with the initial public offering of ELI, Mr. Stanger received a grant of options of 10,000 shares and Mr. Harfenist 90,000 shares, both of Class A Common Stock of ELI at the public offering price.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed of four independent Directors who are responsible for setting and administering compensation, including Base Salaries, Annual Incentives and stock-based awards paid or awarded to executive officers of the Company. In addition, the Committee approves all incentive plan design and associated costs. The following report represents the actions of the Committee and the Board regarding compensation paid to the executive officers during 1997.

                      COMPENSATION OF THE EXECUTIVE GROUP

  The following section discusses the Company's 1997 strategy underlying its compensation program. The Compensation of the Company's Chief Executive Officer is discussed separately later in this report.

                             COMPENSATION STRATEGY

  The Committee's executive compensation policy has the following objectives:

  . To align the interests of its executives and other key employees with those of the Company's customers, shareholders, employees and the strategic objectives of the Company.

  . To link compensation to the performance of the Company and to the individual contribution of each executive to that performance.

  . To competitively compensate executives by matching the diverse businesses the Company operates in with a diverse portfolio of compensation and benefits so that the Company can attract and motivate executives of outstanding ability.

  . To target Base Salaries at about the 50th percentile and Total Annual
    Cash Incentives between the 50th and the 75th percentiles for each executive as compared to his or her industry-specific peers.

  . To offer significant levels of at-risk compensation in the form of stock options and/or restricted and performance share grants so that the long-term rewards available to the Company's executive officers will have a direct correlation to shareholder value.

BASE SALARY

  The Compensation Committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which the Company expects each executive to discharge during the current year and upon the executive's performance during the previous year. The Company performs external market comparisons, relative to industry-specific peers, based on individual job responsibility.

AT-RISK INCENTIVE COMPENSATION

  The 1997 calendar year was a transition period for the Company with regard to compensation strategy. In May of 1997, the Compensation Committee of the Board of Directors approved a new Citizens Incentive Plan, ("CIP" ). Under this plan, appropriate variable cash compensation will be reviewed and determined for 1997 business results and individual performance. The Compensation Committee also approved design enhancements to the existing long-term stock incentive plan, the Citizens Utilities Equity Incentive Plan, ("EIP"). All non-hourly employees of the Company not participating in any sales or other incentive plans are eligible to participate in the CIP, and all employees (including non-exempt and bargaining unit) are eligible to receive awards under the EIP. These changes are in the nature of fine tuning the existing plans and continue the current practice of increasing the levels of at-risk compensation to correspond to total compensation.

   1996 ANNUAL CASH INCENTIVES AWARDED IN 1997

  The annual at-risk cash incentives approved by the Compensation Committee in March of 1997 were based on 1996 performance. The cash awards were granted in accordance with the former Incentive Deferred Compensation Plan ("IDCP"). IDCP cash bonuses were paid based on the achievement of financial goals and improvements in customer satisfaction levels. In March, 1997, 1,307 employees received IDCP awards, representing 98% of the population eligible to receive an award. The IDCP awards for 1996 reflected the successful performance of the Company in achieving 100% of its financial targets in that year. CIP awards for 1997 performance will be considered by the Committee in the spring of 1998.

   ANNUAL CASH INCENTIVES UNDER THE NEW CIP FOR FUTURE YEARS

  To retain and incent employees, the CIP offers a competitive mix of total cash compensation relative to comparable industry norms. Under the CIP, target incentives are assigned for each salary grade based on a continuous analysis of incentive pay practices in the various industries in which the Company operates. The CIP plan criteria are financial performance, customer satisfaction improvement and individual performance, each of which is assigned a relative weight. Goals are established no later than first quarter of the year for the full year. The plan criteria may be modified in a given year based on changes in the Company's business strategy.

  If 100% of the pre-determined financial goal is not met, the Compensation Committee may use its judgment to determine if there will be any cash incentive payout based on the other criteria: customer satisfaction improvement and individual performance. Executive employees are subject to more strict application of financial performance standards than other employees. For performance above goal, additional cash incentive compensation may be granted.

   COMMON STOCK LONG-TERM INCENTIVES

  The purpose of the EIP is to grant common stock related compensation for performance. Except as noted below, stock options awarded in 1997 were based on the 1996 performance year and were granted in accordance with the EIP. All common stock related compensation is non-qualified, awarded at fair market value, and vests over a period of three years.

  In 1997, the Company performed a comprehensive review of the EIP. The competitive practices of the industries in which the Company operates were analyzed to ensure the Company can effectively attract and motivate executives and employees in each business sector.

  Within the EIP, two separate award programs were created, the Management Stock Option Program (MSOP) and the Outstanding Citizen Award (OCA). The MSOP is designed to grant common stock related incentive compensation to executives and other key management employees for individual contributions towards achievement of goals. Target grants are based on salary grade and compensation levels in comparable industries. Grants are designed to compensate Citizens' employees within the range of 50% to 150% of long term incentive compensation of comparable industries based on individual performance.

  The OCA is designed to recognize and reward any key employee below the management level who is considered to have high potential and who has made significant contributions. The target number of shares is not tied to salary grade. Award recommendations are designed to be within the range of 750 and 2,500 options. Recommendations are at the discretion of the employee's manager.

   COMMON STOCK LONG-TERM INCENTIVES AWARDED FOR 1996 PERFORMANCE

  The Compensation Committee granted stock incentive compensation for 1996 performance in September 1997. In 1996, the Company and each business sector exceeded financial goals (net income, sector operating income before interest and taxes). Bonuses established by the Compensation Committee reflected this superior performance. At the time of the grant of stock related incentive compensation, the Company's financial performance during 1997 was substantially below budget. Consistent with the Company's overall compensation strategy to make stock related incentives based on performance and in exercise of the Committee's discretion, the awards made to the executive group (other than the Chief Executive Officer, whose compensation is discussed below) was on average 62% of the 1996 awards called for under the EIP, even though the executive group qualified for 100% of such awards.

  192 executives/managers received MSOP stock option grants under the EIP for 1996 performance. 566 employees received OCA stock option grants for 1996 performance, representing 11% of the eligible employees.

         ELECTRIC LIGHTWAVE, INC. STOCK RELATED INCENTIVE COMPENSATION

  In 1997, ELI adopted an Equity Incentive Plan under which it granted stock options and restricted performance shares to its officers, directors and key employees, which included various executive officers of ELI who are also executive officers of the Company, and to officers and directors of the Company who are expected to render services to ELI and be instrumental in ELI's future achievements. The incentive arrangements for Messrs. Ferguson, Sharkey and Tow are described in the compensation tables below.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The employment agreement dated July, 1996 between Dr. Tow and the Company establishes the base annual salary of $900,000 and other items included in the "Other Annual Compensation" and "All Other Compensation" columns in the Summary Compensation Table or referred to under the caption "Employment Agreement."

  Dr. Tow's Annual Cash Incentive for 1996 performance was awarded by the Compensation Committee in March of 1997 and reflected the Company's achievement in exceeding the target financial goals for the Company and for all business sectors as described above. The determination of Dr. Tow's stock option award for the 1996 performance year under the EIP was made by the compensation Committee in September 1997. As noted above, at the time of the grant of stock related incentive Compensation it was apparent that the Company's financial performance during 1997 would be substantially below target. Pursuant to the Compensation Committee's exercise of its discretion and consistent with the Company's compensation strategy to make incentive awards to the Chief Executive Officer based on performance, the stock option award was approximately 44% of the 1996 award called for under the EIP, even though Dr. Tow qualified for 100% of the award under the plan.

  In reviewing Dr. Tow's compensation for 1996, the Compensation Committee also considered the implementation of the long-term objectives for the Company established by the Board of Directors. Principal among these is the mandate to expand and enlarge the Company's activities through merger, viewed by the Board as vital to the Company's success. The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading "Employment Agreement".

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

  The Committee has been advised that the compensation paid to the named executive officers in 1997, including the CEO, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Committee has been advised that Section 162(m) does not apply to stock options outstanding as of December 31, 1997. The Company currently structures grants under stock-based programs in a manner that provides for an exemption from Section 162(m). Outstanding awards made under the CIP which, in conjunction with other outstanding compensation paid, could have caused the Section 162(m) limitation to be exceeded have been structured so they should be exempt from Section 162(m) by reason of the deferral of payment until after the retirement of the covered executive officer. If the CEO's employment terminates prior to the end of the Term, payments required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility. The Committee also recognizes that, in certain instances, it may be in the best interests of the Company to provide compensation that is not deductible.

Robert Stanger, Chairman Stanley Harfenist Charles H. Symington, Jr. Edwin Tornberg

                             EMPLOYMENT AGREEMENT

  In 1996 the Company and Dr. Tow entered into an employment agreement (the "1996 Agreement") which extended and modified the provisions of the then in effect 1990 employment agreement. The following constitutes a summary of certain of the provisions of the 1996 Agreement. The 1996 Agreement provides for Dr. Tow's service as Chairman and Chief Executive Officer of the Company for the Term of employment, January 1, 1997 through the end of 2000, and as a consultant for an additional five-year Advisory Period. Dr. Tow has agreed to accept an annual base salary of $900,000 for the Term, which is substantially reduced from his 1996 base salary under the 1990 employment agreement, and to accept more of his remuneration in risk-based compensation. After the Term he will receive compensation for advisory services at one-half of his former base salary. If employment terminates for any reason, except for termination by the Company for good cause or voluntary resignation by Dr. Tow, he will receive a commuted lump sum equivalent to 150% of his base salary for the remainder of the Term and 100% of cash compensation during the Advisory Period, as well as the annual bonuses and benefit plan contributions for the remainder of the Term, and all then existing benefits including share-based compensation. If Dr. Tow terminates employment because of a breach of the 1996 Agreement by the Company, he will receive $1 million. Dr. Tow is eligible to participate in all employee benefit and compensation plans.

  The 1996 Agreement included a performance share grant of 500,000 shares of Common Stock. Restrictions on transfer will lapse at the end of the Term, or upon death, earlier termination of employment or certain corporate events. If employment ends at the end of 2000, or through resignation by Dr. Tow after February 1999 or termination by the Company for good cause, and there has been no increase in EBIDTA, as defined, for the year of termination compared to 1996, the performance shares will be canceled, or, if the increase in EBIDTA for the year of termination compared to that for 1996 is less than the performance goals, the shares will be reduced under a formula. In the event that Dr. Tow's entitlements are deemed to constitute excess parachute payments for tax purposes, the Company will pay any taxes resulting to him. Dr. Tow's continued employment by and association with Century Communications Corp. is acknowledged under the 1996 Agreement. His employee and retirement benefits are nonforfeitable except in certain circumstances which are materially detrimental to the Company. In lieu of supplemental pension and retirement benefits designed to reflect the extension of the period during which Dr. Tow will render services, the 1996 Agreement provides for life insurance coverage of $7,500,000, or equivalent, provided through a program of split-dollar arrangements payable to his estate or family or a trust for their benefit, in addition to that provided under the 1990 employment agreement. In addition, a $3,000,000 first-to-die split-dollar policy required by the 1990 employment agreement was converted to a $6,000,000 second-to-die policy which will permit the Company to recover its costs. All of the insurance arrangements purchased by the Company have been structured so that all of the Company's costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds. Dr. Tow and his wife during their lifetimes will continue to participate in the Company's health and other benefit plans, and, after his retirement from full-time employment, the Company will provide offices and support staff.

  If a threatened or actual change of control, as defined, shall occur, which includes, among other events, the acquisition by a person or group of 9% or more of the Company's voting securities and certain changes in the Board of Directors, Dr. Tow shall thereafter have the option exercisable by notice to the Company to acquire up to 6,000,000 shares of Common Stock at a price per share equal to the fair market value of the stock on the date notice is given. All shares covered by the 1996 Agreement will be adjusted to reflect the occurrence after June 27, 1996 of stock dividends, stock splits, or new issuances to holders of common stock of options, warrants, rights to acquire additional shares, or similar events.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company for each of the last three years to its Chief Executive Officer and the four other most highly compensated executive officers.

                                    Annual Compensation                Long-term Compensation
                             ------------------------------------- -----------------------------------
                                                                          Awards              Payouts
                                                                   -----------------------   ---------
                                                                                Securities
                                                                                  Under-     Long-term
                                                                   Restricted     lying      Incentive
                                                                     Stock       Options/      Plan     All Other
                                                     Other Annual    Awards      SARs(2)      Payouts  Compensation
   Name and Position    Year Salary $     Bonus(1)$ Compensation $     $           (#)           $          $
   -----------------    ---- ---------    --------- -------------- ----------   ----------   --------- ------------
L. Tow................. 1997   900,000           --    140,837(3)          (4)   202,000          0       27,000(5)
 C.E.O. and Chairman    1996 1,325,416(6) 1,000,000     50,000(3)          (7)   434,215(8)       0      662,003(9)
                        1995 1,210,296(6)   800,000     63,790(3)         0            0          0        4,620
D. A. Ferguson......... 1997   414,585           --     11,683      666,667(4)   136,350          0       85,879(5)
 C.O.O. and President   1996   391,678      550,000      8,333            0      112,185          0       81,813
                        1995   374,076      400,000      5,000            0            0          0       52,879
D. S. Sharkey.......... 1997   183,333           --          0      666,667(4)    40,400          0       30,036(5)
 C.O.O. and President,  1996   155,833       80,000          0            0       17,950          0       27,790
 Electric Lightwave,
  Inc.                  1995   150,000       75,000          0            0            0          0            0
J. M. Love............. 1997   183,958           --          0            0       35,350          0       52,231(5)
 Vice President         1996   157,393       70,000          0            0       39,271          0       49,012
                        1995   151,576      120,000          0            0            0          0       45,410
L.R. Mitten............ 1997   184,200           --          0            0       30,300          0       62,716(5)
 Vice President         1996   177,801       53,600          0            0       33,650          0       58,123
 and General Counsel    1995   172,261       90,000          0            0            0          0       55,000
R. E. Spears........... 1997   282,338            0          0            0       44,800          0       53,800(5)
 Vice President until   1996   255,846      150,000          0            0       45,818          0       57,768
  October, 1997         1995   144,078       97,500          0      100,000       54,996          0            0

--------
(1) All amounts in the column, except for amounts of $50,000 each for Messrs. Mitten and Love and $75,000 for Mr. Sharkey paid in 1995, were paid under the IDCP for 1995 awards and for the 1996 awards. Amounts granted under the Plan are for performance for the stated Salary Year, and are determined and awarded in the subsequent year based upon prior years' results. Awards for 1997 will be considered by the Compensation Committee in the spring of 1998.

(2) Options/SARs adjusted to reflect subsequent stock dividends. All awards shown are options.

(3) $50,000 of the amount shown in this column for 1995, 1996 and 1997 represents payment for expenses pursuant to Dr. Tow's employment agreement; $13,790 for 1995 represents reimbursement for the cost of term life insurance and $90,837 for 1997 represents reimbursement pursuant to his employment agreement of legal and accounting fees incurred by Dr. Tow in 1994-1996.

(4) Covers restricted shares of Class A Common Stock of ELI. Amount in table represents the one-third portion of a performance share grant made in connection with the initial public offering of ELI that may be subject to vesting in 1998. Value shown in table is as of the date of grant. As of December 31, 1997, the total number of restricted or performance shares of ELI held by the named executive officers of the Company was 375,000 shares with a market value as of December 31, 1997 of $5,206,250. 125,000 shares were held by each of Mr. Ferguson, Mr. Sharkey and Dr. Tow. Recipients of restricted stock have the right to receive dividends. See "Long-Term Incentive Plans--Awards in 1997."

(5) Represents the Company's matching contribution to each executive's 401(k) plan and in the instance of Dr. Tow and Dr. Ferguson also represents the matching contribution to the Company's Executive Deferred Savings Plan of $22,250 and $4,958 respectively. Additionally, $76,179, $27,286, $47,481,
  $58,111 and $49,550 respectively represent the 1997 economic benefit of split-dollar life insurance for Dr. Ferguson and Messrs. Sharkey, Love, Mitten and Spears. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1997.

(6) Includes salary of $1,288,416 and director's fees of $37,000 for 1996 and $1,171,291 and $39,000 for 1995, respectively.

(7) Covers restricted stock of the Company. As of December 31, 1997 the total number of restricted or performance shares held by Dr. Tow was 543,485 shares, with a market value as of December 31, 1997 of $5,231,043. Recipients of restricted stock have the right to receive dividends. See "Employment Agreement."

(8) Includes an option for 220,193 shares of Common Stock granted in 1996 for 1994 performance that was deferred in grant as a result of the Memorandum of Understanding referred to in the Compensation Committee report in the 1997 proxy statement.

(9) The amount of $536,653 included in the 1996 column represents the pretax cost to the Company pursuant to Dr. Tow's employment agreements of the term portion of split-dollar insurance arrangements for the three year period commencing with 1995. The split-dollar insurance arrangements are required under the Memorandum of Understanding (see footnote 8 above) as a substitution for supplemental retirement benefits which resulted in a reversal of accruals shown in prior proxy statements, including an accrual of $3,500,000 shown in the Summary Compensation table for 1994. The insurance arrangements purchased by the Company have been structured so that all of the Company's costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds.

               1997 OPTION GRANTS AND STOCK APPRECIATION RIGHTS

  The following table sets forth options granted to the named executive officers in 1997. No stock appreciation rights were granted in 1997. Option totals are as of grant date.

                                               % of Total  Exercise
                         Number of Securities Options/SARs  or Base
                              Underlying       Granted to  Price at             Grant Date
                         Options/SARs Granted Employees in   Grant   Expiration  Present
          Name                  (#)(1)        Fiscal Year  ($/Sh)(2)    Date    Value $(3)
          ----           -------------------- ------------ --------- ---------- ----------
L. Tow..................       200,000            5.45%      8.875    9/24/07    850,000
D. A. Ferguson..........       135,000            3.68%      8.875    9/24/07    573,750
D. S. Sharkey...........        40,000            1.09%      8.875    9/24/07    170,000
J. M. Love..............        35,000             .95%      8.875    9/24/07    148,750
L. R. Mitten............        30,000             .82%      8.875    9/24/07    127,500
R. E. Spears............        56,000            1.21%      8.875    9/24/07    238,000

--------
(1) All options become exercisable at the rate of 33.3% per year on September 25 of 1998, 1999 and 2000.

(2) Fair Market Price at time of grant.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes a dividend yield of 0%, a riskless rate of return of 6.14%, a seven-year term of exercise and volatility of .32.

               AGGREGATED 1997 OPTION/SAR EXERCISES AND VALUE OF
                 OUTSTANDING OPTIONS/SARS AT DECEMBER 31, 1997

  The following table sets forth option and stock appreciation rights exercised by the named executive officers during 1997 and the number and value of options held by them at December 31, 1997. There were no outstanding stock appreciation rights at December 31, 1997.

                                                                              VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS/SARS AT           OPTIONS/SARS AT
                                                     FISCAL YEAR-END (#)       FISCAL YEAR-END ($)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
                         ON EXERCISE (#) REALIZED
NAME                      COMMON STOCK      $     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
L. Tow..................         0           0     2,922,172     431,925     $469,181     $144,026
D. A. Ferguson..........         0           0       371,332     292,812       67,051       97,218
D. S. Sharkey...........         0           0        18,296      64,564            0       28,805
J. M. Love..............         0           0        84,571      85,757            0       25,205
L. R. Mitten............         0           0        77,079      76,210        4,226       28,805
R.E. Spears.............         0           0        21,020     128,615            0       42,420

--------
  All numbers are as of December 31, 1997 and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant. The closing prices of Common Stock on December 31, 1997 was $9.625. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of the Company's stock on the date of exercise.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1997

                                                                       ESTIMATED FUTURE PAYOUTS
                                                                   UNDER NON-STOCK  PRICE-BASED PLAN
                                                                   --------------------------------- ---
                         NUMBER OF SHARES,  PERFORMANCE OR OTHER                  TARGET    MAXIMUM
                          UNITS OR OTHER   PERIOD UNTIL MATURATION               NUMBER OF NUMBER OF
NAME                       RIGHTS (#)(1)        OR PAYOUT (1)      THRESHOLD (#)  SHARES    SHARES
----                     ----------------- ----------------------- ------------- --------- ---------
L. Tow..................      125,000            2001 - 2005              0       125,000   125,000
D. A. Ferguson..........      125,000            1998 - 2000              0       125,000   125,000
D. S. Sharkey...........      125,000            1998 - 2000              0       125,000   125,000
J. M. Love..............            0                      0              0             0         0
L. R. Mitten............            0                      0              0             0         0
R. E. Spears............            0                      0              0             0         0

--------
(1) In connection with the initial public offering of ELI, Mr. Ferguson, Mr. Sharkey and Dr. Tow were each granted 125,000 performance shares of Series A Common Stock of ELI, subject to performance standards. In the case of Mr. Sharkey and Mr. Ferguson's holdings, the restrictions will lapse as to one-third of the shares on the later of the first anniversary of the grant date or the attainment of at least $100 million of revenues in a trailing 12-month period, as to the second third on the later of the second anniversary of the grant date or the attainment of at least $125 million of revenues, and as to the remaining third on the later of the third anniversary of the grant date or the attainment of at least $155 million of revenues, provided the officer is employed on the lapse date. The restrictions on Dr. Tow's shares will lapse only if the Company attains revenues of at least $170 million for the thirteen months ended June 30, 2001 or for any thirteen month period thereafter until January 2005. Dr. Tow's continued employment on the lapse date is not a condition to the lapse of restrictions.

                    CITIZENS UTILITIES COMPANY PENSION PLAN

  The Company has a noncontributory qualified retirement plan covering substantially all employees that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits (ten years certain for those who became participants prior to 1976) available to all covered employees (other than Kauai Division employees, Louisiana Gas Division employees and certain telecommunications bargaining unit employees covered by separate benefit formulas) upon retirement at age 65 assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 1997, this limit was $160,000. For this reason remuneration above $160,000 has not been included in the table below.

                              PENSION PLAN TABLE

                      REMUNERATION
                     (000 OMITTED)                          YEARS OF SERVICE
                     -------------                       -----------------------
                                                          5  10  15  20  25  30
                                                         --- --- --- --- --- ---
$160.................................................... $12 $25 $37 $49 $62 $74

  Full years of credited service for individuals participating in the plan and listed in the Summary Compensation Table are six for Dr. Tow, seven for Dr. Ferguson, three for Mr. Sharkey, twelve for Mr. Love and seven for Mr. Mitten.

                          CITIZENS UTILITIES COMPANY
               Comparison of Five Year Cumulative Total Return*

   AMONG CITIZENS UTILITIES COMPANY, THE DOW JONES INDUSTRIAL AVERAGE INDEX
                   AND THE DOW JONES UTILITIES AVERAGE INDEX

                                 [LINE GRAPH]

                               12/92   12/93   12/94   12/95   12/96   12/97
CITIZENS UTILITIES COMPANY      $100    $130    $ 95    $103    $ 94    $ 86
DOW JONES INDUSTRIAL AVERAGE     100     117     123     168     217     270
DOW JONES UTILITIES AVERAGE      100     110      93     123     134     164

* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

  The annual changes for the five year period shown on the graph are based on the assumption that $100 had been invested in Citizens stock and in each index on December 31, 1992 as required by SEC rules, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar return shown on the graph represents the value that such investment would have had on December 31, 1997. The year-end cumulative total return for the DJIA and the DJUA for calendar years 1993, 1994, 1995,1996 and 1997 were respectively $117, $123, $168, $217 and $270, and $110, $93, $123, $134 and $164. Return for the Company is shown on the graph.

                              CERTAIN TRANSACTIONS

  Fleischman and Walsh LLP, of which Aaron Fleischman (a Director) is Senior Partner, performed legal services for the Company for which it was paid in 1997 approximately $894,000. The Company proposes to retain Fleischman and Walsh during the current year.


  In 1995, the company advanced, for a period of up to five years, to Ronald E. Spears, formally Vice President of the Company, $400,000 for purpose of purchasing a primary residence. As of December 31, 1997 $210,000 was outstanding. Interest accrues at the applicable Federal Rate, the full unpaid amount plus accrued interest is payable on December 31, 1999 and the obligation is secured by a mortgage on the property.

       APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

  The Board of Directors is submitting for stockholder approval an amendment to the Restated Certificate of Incorporation of the Company which will delete reference to the two series capitalization and provide that the single series and class of Common Stock now outstanding shall be designated Common Stock, not Series B Common Stock.

RECOMMENDATION AND VOTE REQUIRED

  The Board of Directors recommends a vote to amend the Restated Certificate of Incorporation of the Company. Approval of the amendment to the Restated Certificate of Incorporation of the Company requires the favorable vote of holders of a majority of the outstanding stock entitled to vote on the amendment at the annual meeting.

  In August of 1997, pursuant to Board of Director action as provided for in the Restated Certificate of Incorporation, all outstanding shares of Series A Common Stock were exchanged for an equal number of Series B Common Stock and only shares of Series B remained outstanding. The Board of Directors took the action of combining the two series to increase the float of the Company's stock as it trades on the New York Stock Exchange and to eliminate market and stockholder confusion that resulted from two series of stock that had become identical substantively, except for the rights of the holders of Series A shares to convert into Series B shares and the opportunity of the Series B holders to participate in the Dividend Sales Plan. The historical benefits to the Company and its stockholders of a two series capitalization became unavailable in 1989 when grandfathered tax regulations expired. As a result of the 1997 exchange the rights of the holders of all outstanding shares have become completely identical.

  The amendment removes from the Restated Certificate of Incorporation all provisions relating to the former two series capitalization, including the provision for conversion of Series A to Series B as well as the respective rights of each series when a dividend was declared on the other series. The amendment does not have any adverse or other effect on the rights of stockholders. Each outstanding certificate bearing the designation of Common Stock Series B or Common Stock Series A will represent a like number of shares of Common Stock and shall for all purposes be deemed to evidence of the ownership of a like number of shares of Common Stock. Stockholders shall not be required at this time to surrender their certificates in exchange for certificates of Common Stock, but, as certificates are surrendered, the Company shall cause to be issued certificates representing shares of Common Stock. The amendment is attached hereto as Exhibit A.

                              GENERAL INFORMATION

  A subsidiary of the Company and a subsidiary of Century Communications Corp. ("Century") entered into a joint venture agreement for the purpose of acquiring and operating cable television systems in Southern California (the "Systems"). Century is a cable television company of which Leonard Tow, the Chairman and Chief Executive Officer of the Company, is Chairman and Chief Executive Officer. In addition, Claire Tow, a Director of the Company, is a Senior Vice President and a director of Century. The joint venture is governed by a management board on which the Company and Century are equally represented. The joint venture has entered into an agreement pursuant to which a subsidiary of Century (the "Manager") will manage the day-to-day operations of the Systems. The Manager does not receive a management fee but is reimbursed only for the actual costs it incurs on behalf of the joint venture. With respect to the purchase of any service or asset for the joint venture for use in the Systems, the Manager is obligated to pass through to the joint venture any discount, up to 5%, off the published prices of vendors and is entitled to retain any discount in excess of 5%. The joint venturers agreed to expand the scope of their venture through the acquisition of additional systems in California from an unrelated third party. One system, serving Walnut Valley and having a total of approximately 20,000 subscribers, was acquired in 1997 for $33 million and the other system, serving Yorba Linda with approximately 18,000 subscribers, is to be acquired in the spring of 1998 at a purchase price of approximately $36 million (subject to adjustment). The proposed transaction to acquire the Oxnard system discussed in the prior year's proxy statement has been terminated. The joint venture plans to join in a strategic partnership with TCI Communications Inc. that will result in combined cable systems in Southern California serving more than 800,000 subscribers. The details of the strategic partnership have not yet been negotiated. The Company is negotiating the sale to the joint venture of its two cable systems that have approximately 6,300 subscribers.

  A subsidiary of the Company is a dealer in telephony switching and other equipment. During 1997 it sold equipment to a subsidiary of Century at a price of about $400,000. The equipment was drop shipped and was priced with the usual markup for such equipment. The Company and Century are both shareholders of Centennial Cellular Corp., a cellular telephone company. The Company holds 102,187 shares of Convertible Redeemable Preferred Stock (convertible into 2,972,335 shares of common stock) and 1,982,294 shares of common stock (7.7% of the outstanding shares of common stock) in Centennial Cellular Corp. A subsidiary of Century owns 8,561,820 shares of common stock of Centennial. See also "Stock Ownership of Directors and Executive Officers". Centennial, Century and the Company have entered into a conflicts/non-compete agreement restricting the Company's acquisition of wireless telephone businesses.

                                    GENERAL

  Representatives of KPMG Peat Marwick LLP, the Company's independent public accountants, are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The management does not know of matters other than the foregoing that will be presented for consideration at the meeting.

                             STOCKHOLDER PROPOSALS

  For proposals, if any, to be considered for inclusion in the proxy materials for the 1999 annual meeting, they must be received by November 24, 1998. Under the Company's Bylaws, if any stockholder intends to propose a nominee for director or the adoption or approval of any other matter by the stockholders at the annual meeting the proponent must give written notice to the Company not earlier than January 1, 1999 nor later than February 15, 1999.

  The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for such services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus distribution costs and other expenses.

                                          By Order of the Board of Directors

                                          Charles J. Weiss
                                          Secretary

                                                                      EXHIBIT A

                  AMENDMENT TO ARTICLE FOURTH OF THE RESTATED
          CERTIFICATE OF INCORPORATION OF CITIZENS UTILITIES COMPANY

  "FOURTH" (a) The total number of shares of stock which this corporation shall have authority to issue is six hundred and fifty million (650,000,000) shares of which fifty million (50,000,000) shares shall be shares of Preferred Stock with a par value of one cent ($.01) each, amounting in the aggregate to five hundred thousand dollars ($500,000), and six hundred million (600,000,000) shares shall be shares of Common Stock, par value of twenty-five cents ($.25) each, amounting in the aggregate to one hundred and fifty million dollars ($150,000,000).

  (b) The Preferred Stock may be issued from time to time in one or more series, and in such amounts as may be determined by the Board of Directors. The designation, powers, preferences and relative, participating optional, conversion and other rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock of each series, which shall not be fixed by the Certificate of Incorporation, shall be such as may be fixed or altered by resolution or resolutions by the Board of Directors (authority so to do being hereby expressly granted to, and vested in, the Board of Directors) to the full extent now or hereafter permitted by the laws of Delaware.

  (c) Each holder of Common Stock shall at every meeting of the stockholders be entitled to one vote in person or by written proxy signed by him for each full share of Common Stock owned by him and shall be entitled to vote upon all such matters as may come before the stockholders including without limitation the election of directors, which shall be decided by majority vote of the Common Stock present or represented by proxy and entitled to vote at the meeting. The stockholders of this corporation shall have no preemptive right to subscribe to any issue of shares of stock of this corporation not or hereafter made.

  (d) Each full share of the Common Stock Series B with the par value of twenty-five cents ($.25) each ("Common Stock Series B") which shall be outstanding immediately prior to the time when this Article FOURTH shall become effective, shall, upon effectiveness, automatically and without any further action on the part of the holder thereof, be redesignated as "Common Stock". Each certificate bearing the designation of Common Stock Series B (including those certificates bearing the designation of the former Common Stock Series A) shall thereafter represent a like number of shares of Common Stock and shall for all purposes be deemed to evidence the ownership of a like number of shares of Common Stock. As such certificates are surrendered, this corporation shall cause to be issued certificates reflecting the designation of such shares as Common Stock.

                          CITIZENS UTILITIES COMPANY
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                    10:00 A.M., PACIFIC TIME, MAY 21, 1998

                                HEATHMAN LODGE
                             VANCOUVER, WASHINGTON










                           ADVANCE REGISTRATION FORM
                      (FOR REGISTERED STOCKHOLDERS ONLY)*

Please send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representative, and guests and employees of the Company.



                            CUT OFF AT DOTTED LINE.
-------------------------------------------------------------------------------

                            (PLEASE TYPE OR PRINT)

Stockholder's
Name __________________________________________________________________________

Address _______________________________________________________________________

_______________________________________________________________________________

City _____________________________________________ State ________ Zip _________

I am a Citizens stockholder. My representative at the Annual Meeting will be:

-------------------------------------------------------------------------------
       (Admission card will be returned c/o the stockholder's address.)


-------------------------------------------------------------------------------
                            Stockholder's Signature

* if your shares are held in the name of any intermediary, please see instructions in the Chairman's letter (front cover of this proxy statement)

                          CITIZENS UTILITIES COMPANY

                 Please complete both sides of the Proxy Card,
                  detach and return in the enclosed envelope.

                             DETACH PROXY CARD HERE

--------------------------------------------------------------------------------

                           CITIZENS UTILITIES COMPANY
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
The undersigned hereby appoints Andrew N. Heine, John L. Schroeder and Robert D. Siff or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Thursday, May 21, 1998, at 10:00 a.m., Pacific Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

                                              Signature:-----------------------

                                              Signature:-----------------------

                                              Date:-----------------,  1998

                                              NOTE:  Please sign exactly as name
                                                     appears hereon. Joint
                                                     owners should each sign.
                                                     When signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.
 ...............................................................................

PROPOSAL 1                              PROPOSAL 2
----------                              ----------


Election of Directors                   Approve an amendment to the Restated
                                        Certificate of Incorporation of Citizens
                                        Utilities Company to eliminate reference
                   Nominees:            to the two Series Capitalization and to
                                        provide for a single series of Common
                                        Stock.

For    Withheld    Norman I. Botwinik
                   Aaron I. Fleischman  For  [  ]     Against [ ]   Abstain [ ]

[  ]    [   ]      James C. Goodale
                   Stanley Harfenist
                   Andrew N. Heine
For, except vote   John L. Schroeder
withheld from      Robert D. Siff
the following      Robert A. Stanger
Nominee(s)         Charles H. Symington, Jr.
                   Edwin Tornberg
----------------   Claire L. Tow
                   Leonard Tow

                          CITIZENS UTILITIES COMPANY


                 Please complete both sides of the Proxy Card,
                  detach and return in the enclosed envelope.

                             DETACH PROXY CARD HERE

-------------------------------------------------------------------------------

                          CITIZENS 401(K) SAVINGS PLAN
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
The undersigned hereby authorizes and directs Putnam Fiduciary Trust Company, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints Andrew N. Heine, John L. Schroeder and Robert D. Siff or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Thursday, May 21, 1998, at 10:00 a.m., Pacific Time, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.

                                              Signature:----------------------

                                              Signature:----------------------

                                              Date:-----------------,  1998

                                              NOTE:  Please sign exactly as name
                                                     appears hereon. When
                                                     signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.
 ...............................................................................

PROPOSAL 1                                  PROPOSAL 2
----------                                  ----------
Election of Directors                       Approve an amendment to the Restated
                                            Certificate of Incorporation of
                                            Citizens Nominees: Utilities Company
                   Nominees:                to eliminate reference to the two
                                            Series Capitalization and to provide
                                            for a single series of Common Stock.

For    Withheld    Norman I. Botwinik
                   Aaron I. Fleischman      For      Against      Abstain
[  ]    [   ]      James C. Goodale         [  ]      [   ]        [    ]
                   Stanley Harfenist
                   Andrew N. Heine
For, except vote   John L. Schroeder
withheld from      Robert D. Siff
the following      Robert A. Stanger
Nominee(s)         Charles H. Symington, Jr.
                   Edwin Tornberg
----------------   Claire L. Tow
                   Leonard Tow